Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement on Schedule 13D jointly pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended.  Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1), as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such statement on Schedule 13D with respect to the common stock or other securities of Glowpoint, Inc. beneficially owned by each of them.  Each of the undersigned hereby expressly authorizes each other party to file on its behalf any and all amendments to such statement.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 20th day of August, 2014.

GP INVESTMENT HOLDINGS, LLC

By:	/s/ Christopher M. Atkins
	Name:	Christopher M. Atkins
	Title:	President

By:	/s/ Brian Pessin
	Name:	Brian Pessin
	Title:	Chief Executive Officer

MAIN STREET CAPITAL CORPORATION

By:	/s/ Jason B. Beauvais
	Name:	Jason B. Beauvais
	Title:	General Counsel

SANDRA AND NORMAN PESSIN JTWROS

By:	/s/ Sandra Pessin
	Name:	Sandra Pessin

By:	/s/ Norman Pessin
	Name:	Norman Pessin

CHRISTOPHER M. ATKINS

By:	/s/ Christopher M. Atkins
	Name:	Christopher M. Atkins

BRIAN PESSIN

By:	/s/ Brian Pessin
	Name:	Brian Pessin